AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                             KPP INVESTMENT, L.L.C.


         This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF KPP INVESTMENT, L.L.C. (the "Agreement") is made and entered into as of January 11 , 1996, by and between SCEPTRE KABIRWALA, L.L.C., a Delaware limited liability company ("SKLLC"), and ARS KABIRWALA LIMITED PARTNERSHIP, a Delaware limited partnership ("ARS-K").

                                    RECITALS:

         WHEREAS, SKLLC and ARS-K heretofore entered into a Limited Liability Company Agreement dated as of May 27, 1994 (the "Prior Agreement") providing for the formation of a Delaware limited liability company to be known as KPP Investment, L.L.C. (the "Company");

         WHEREAS, SKLLC and ARS-K formed the Company by filing its Certificate of Formation with the Secretary of State of the State of Delaware on May 27, 1994;

         WHEREAS, the Prior Agreement contemplated that SKLLC and ARS-K, acting through the Company, would join with the Fauji Foundation ("Fauji") in the formation of a company organized under the laws of Pakistan to develop, own, finance and operate an approximately 144 MW (net) low Btu gas-fired power plant near Kabirwala, District Khanewal, in the Punjab Province of Pakistan (the "Project");

         WHEREAS, Sceptre Power Company, a California general partnership ("SPC"), and INTRAG, Inc., a Massachusetts corporation ("INTRAG"), entered into a Development Agreement, thus denominated, effective as of May 25, 1994 respecting the Project, and said Development Agreement was amended and supplemented by a Side Agreement, thus denominated, entered into by and between SPC and INTRAG as of June 12, 1994 ("Development Agreement");

         WHEREAS, SPC has assigned all of its right, title, and interest in, to and under the Development Agreement to SKLLC, and SKLLC has assumed the obligations of SPC under the Development Agreement;

         WHEREAS, INTRAG has assigned all of its right, title and interest in, to and under the Development Agreement to ARS-K, and ARS-K has assumed the obligations of INTRAG under the Development Agreement;

         WHEREAS, the Company and Fauji entered into a Shareholders' Agreement, dated as of June 12, 1994 ("Shareholders' Agreement"), which provides for the formation and governance under the laws of Pakistan of a company known as Fauji Kabirwala Power Company Limited ("FKPC") which company is to develop, own, finance and operate the Project;

         WHEREAS, FKPC was formed under the laws of Pakistan and received its certificate of incorporation on July 28, 1994;

         WHEREAS, FKPC has entered into an Implementation Agreement with the Government of Pakistan, a Gas Supply Agreement with the Oil & Gas Development Corporation, a Power Purchase Agreement with the Water and Power Development Authority and a Gas Supply/Purchase Agreement with Sui Northern Gas Pipeline Company, which said agreements have been renegotiated;

         WHEREAS, in light of the continuing development of the Project, SKLLC and ARS-K desire to amend and restate the Prior Agreement as hereinafter set forth, without such amendment and restatement constituting the "Operating Agreement" contemplated in Section 2 of the Development Agreement; and

         WHEREAS, this Agreement is entered into prior to, and in contemplation of, (i) the Project attaining "Financial Closing" (as that term is defined in the Development Agreement), and (ii) the development, negotiation and execution of the documents requisite to attaining such "Financial Closing", hereinafter, the "Project Documents";

         NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Members hereto do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01.     Certain Definitions.  As used herein:

         "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

         "Adjusted Net Cash Flow" means, with respect to the period for which it is calculated, the Company's Net Cash Flow less so much of the items of cost and fees identified in Sections 12 and 13 of the Development Agreement as is, pursuant to the provisions of said Sections of the Development Agreement, payable out of Net Cash Flow during the like period.

         "Certificate" means the certificate of formation of the Company as the same may be amended and/or restated from time to time in accordance with the Act.

         "Commercial Operations Date" bears the meaning attributable thereto in the Development Agreement.

         "Complex" bears the meaning attributable thereto in the Development Agreement.

         "Distributive Interest" means, at any particular time following the "Commercial Operations Date", with respect to each Member, the interest of such Member in the Adjusted Net Cash Flow of the Company expressed as a percentage of the total of the interests of all Members in the Adjusted Net Cash Flow of the Company, at such time. At all times following the "Commercial Operations Date", the combined Distributive Interests of all Members shall equal one hundred (100%) percent.

         "Equity Commitment" bears the meaning attributable thereto in the Development Agreement.

         "Equity Investment" bears the meaning attributable thereto in the Development Agreement.

         "Financial Closing" bears the meaning attributable thereto in the Development Agreement.

         "Interest" means the ownership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member's interest in profits, losses, allocations and distributions; (ii) such Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Act; and (iii) such Member's other rights and privileges, as provided herein and in the Act.

         "I.R.C." means the Internal Revenue Code of 1986, as amended.

         "Lenders" bears the meaning attributable thereto in the Development Agreement.

         "Managers" means those persons appointed by the Members in accordance with the provisions of Section 5.01 to manage the business of the Company.

         "Member" means SKLLC, ARS-K, and any other Person who has been admitted to the Company as a Member thereof in accordance with the terms of this Agreement.

         "Minimum SKLLC Percentage" means the highest minimum SKLLC Percentage Interest in the Company required under or stipulated in any Project Document.

         "Net Cash Flow" means, with respect to the period for which it is computed, the Company's gross cash revenues realized or derived from the operation of the Project and the proceeds of asset sales not covered by Sections 9.03 or 9.04 hereof (but not including any loan proceeds, advances, capital contributions, and payments of interest or principal on loans made by the Company) less (i) cash used to fund cash reserves which a majority of the Managers deems reasonably necessary for the proper operation of the Company's business, (ii) cash used to pay Company expenses (including, but not limited to, debt service) not paid for out of the Company's cash reserves previously set aside, and
         (iii) cash used to pay fees and expenses authorized by this Agreement and not paid for out of the Company's reserves previously set aside, all for the like period.

         "NFGC Percentage" bears the meaning attributable thereto under the Project Document know as the "Sponsor Support Agreement", or any other similar Project Document.

         "Person" bears the meaning attributable thereto under Section 18-101(12) of the Act.

         "Percentage Interest" means at any particular time with respect to each Member, the capital contributions made by such Member to the capital of the Company on or before such time expressed as a percentage of the total capital contributions of all the Members to the capital of the Company made on or before such time. The combined Percentage Interest of all Members shall at all times equal one hundred (100%) percent.

         "Project Guarantee" means any guarantee, letter of credit, undertaking, or other form of credit or performance support which the Lenders or the Government of Pakistan or any agency or authority thereof may require FKPC or the Company to provide in accordance with the terms of any Letter of Support relating to the Project issued by the Government of Pakistan (hereinafter, "Letter of Support") or any Project Document, as security or further assurance in respect of any obligation or undertaking of the Company or FKPC in reference to the Project or any condition set forth in the Letter of Support.

         "Project Guarantee Share" means, with respect to a Member, one hundred (100%) percent of the Company's share of the amount of the Project Guarantee in question, multiplied by such Member's Percentage Interest in the Company. In the event that ARS-K shall fund all or any part of the Section 10.h.(i) Contribution at a point in time following the initial funding by or on behalf of SKLLC of any part of the Equity Investment (hereinafter, a "Non-Synchronous Equity Infusion"), the Members' respective Project Guarantee Shares shall, for all purposes relevant under this Agreement, be recomputed (effective as of the date of such initial funding by or on behalf of SKLLC) to reflect the assumption that one hundred (100%) percent of the Section 10.h.(i) Contribution was funded by ARS-K simultaneously with such initial funding by or on behalf of SKLLC.

         "Regulations" means the Treasury Regulations promulgated under the I.R.C., as from time to time in effect.

         "Section 10.h.(i) Contribution" bears the meaning attributable thereto under the Development Agreement.

         "Section 10. FKPC Stock Sale" means the sale by the Company of any shares of the capital stock of FKPC then owned by the Company pursuant to the provisions of Sections 10.h.(iii) or 10.k.(ii)(V) of the Development Agreement.


                                    ARTICLE 2
                      NAME, OFFICE AND FORMATION OF COMPANY

         Section 2.01. Formation. The Members hereby ratify the formation of the Company through the filing of the Certificate on May 27, 1994 with the Secretary of State of the State of Delaware and hereby agree and constitute this Amended and Restated Limited Liability Company Agreement as the limited liability company agreement of the Company.

         Section 2.02.     Name.  The name of the Company is KPP Investment,
L.L.C.

         Section 2.03. Registered Office and Agent. The registered office and agent of the Company are as set forth in the Certificate of Formation.

         Section 2.04. Principal Place of Business. The Company's principal place of business, and the place where its books and records shall be kept, is 6 Hutton Centre Drive, Santa Ana, California, or such other place as may be from time to time determined by the Managers. The Company's books and records will be available for inspection and copying by the Members at such office, upon reasonable notice to the Managers, during regular business hours.

         Section 2.05. Powers. The Company shall have all the powers of a limited liability company organized pursuant to the Act including, but not limited to, the development, ownership, financing, construction and operation of the Project, either alone or in conjunction with others, including but not limited to the Fauji Foundation, and in connection therewith to be a shareholder of FKPC and through FKPC to participate in developing, owning, financing, constructing and operating the Project. The Members hereby authorize, ratify and adopt as actions of the Company all actions taken on behalf of the Company to form FKPC, including the execution of and entry into the Shareholders' Agreement with the Fauji Foundation.

         Section 2.06. Term. The Company shall dissolve on December 31, 2044, unless earlier dissolved in accordance with this Agreement or pursuant to the Act.

                                    ARTICLE 3
                                 CAPITALIZATION

         Section 3.01. Capital Contributions. The original capital contributions of the Members are as follows:

                                    SKLLC   $7,000.00

                                    ARS-K   $7,000.00

         Section 3.02.     Additional Capital Contributions.

                  (a) Members may make additional capital contributions under terms and conditions approved by a majority of the Managers.

                  (b) If a majority of the Managers determines that additional capital contributions are required for the purposes of the Company in order to effect the Equity Investment and/or to fund the Section 10.h.(i) Contribution, the existing Members shall have the first right, but not the obligation, to contribute such additional capital pursuant to, in accordance with, and subject to the provisions of the Development Agreement and of any Project Document which a majority of the Managers, acting in good faith, shall determine to be applicable to the proposed capital contribution, provided, however, that (A) anything in this Agreement or in the Development Agreement to the contrary notwithstanding, the Minimum SKLLC Percentage shall never be or become less than the highest applicable minimum amount or percentage (if any) set forth in the Project Documents, and (B) all funding of the Section 10.h.(i) Contribution shall be subject to the following conditions, to wit: (1) No such funding shall occur other than simultaneously with, as a part of, and on the same terms and conditions as a funding by the Company of a "Subscription Payment" (as that term is defined in the relevant Project Document or in the then most recent draft of the relevant Project Document), and (2) no such funding shall cause the aggregate of all of the Company's "Subscription Payments" (as thus defined) to exceed the "Full Subscription Amount" (as thus defined).

                  (c) In the event that a majority of the Managers shall determine that additional capital contributions are required for the purposes of the Company (other than, or in addition to, those contemplated and provided for in sub-section (b) of this Section 3.02), hereinafter, an "Additional Contribution Event", then, the Members shall have the right, but not the obligation, to contribute such additional capital in proportion to their respective Distributive Interests (if the Additional Contribution Event occurs after the Commercial Operations Date) or their respective Percentage Interests (if the Additional Contribution Event occurs before the Commercial Operations
Date). In the event that not all the Members exercise their rights to contribute their proportionate share of such additional capital, the amount of additional capital needed shall be divided among such Members desiring to contribute additional capital in the same proportion as their respective Distributive Interests or Percentage Interests (as the case may be) bear to the total of the counterpart interests of all Members exercising their right to contribute such additional capital to the Company, provided, however, that anything in this Agreement or in the Development Agreement to the contrary notwithstanding, SKLLC's Percentage Interest in the Company shall never be or become less than the highest applicable minimum amount or percentage (if any) set forth in the Project Documents.

         Section 3.03.     Capital Accounts.

                  (a) A separate capital account shall be maintained for each Member.

                  (b) Each Member's capital account shall be credited with the amount of money and the fair market value of property (net of liabilities secured by such contributed property which the Company assumes or takes subject
to) contributed by the Member to the capital of the Company; the amount of any Company liabilities assumed by such Member (other than in a distribution of Company property); and such Member's allocable share of Company profits as set forth in sub-section 6.02 hereof. Each Member's capital account shall be debited with the amount of money and the fair market value of property (net of any liabilities which such Member assumes or takes subject to) distributed to such Member by the Company; the amount of any liabilities of such Member assumed by the Company (other than in connection with a contribution); and such Member's allocable share of Company losses as set forth in sub-section 6.02 hereof (including items that may be neither deducted nor capitalized for federal income tax purposes).

                  (c) The components of a Member's Capital Account which represent capital contributions devoted to subscription(s) for the capital stock of FKPC shall be thus denominated and shall reflect the number of shares of such capital stock represented thereby, respectively. As between the Members, each Member shall be deemed the owner of the FKPC shares thus identified in its Capital Account, for the purposes of Section 9.04 of this Agreement.

                  (d) Capital Accounts may be positive, negative, or zero. No Member shall be under any obligation to restore any deficit in its capital account. No Member shall have any obligation to restore, or otherwise pay to the Company, any other Member or any third party, the amount of any deficit in such Member's capital account upon dissolution or liquidation.

                  (e) Each Member's capital account shall be maintained and adjusted in accordance with the I.R.C. and the Regulations, including without limitation, (i) the adjustments permitted or required by I.R.C. Section 704(b) and, to the extent applicable, the principles expressed in I.R.C. Section 704(c), and (ii) the adjustments required to maintain capital accounts in accordance with the "substantial economic effect test" set forth in the Regulations under I.R.C. Section 704(b).

                  (f) Any Member who shall receive an Interest (or whose Interest shall be increased) by means of a transfer to it of all or part of the Interest of another Member, shall have a capital account which reflects the capital account of the transferred Interest (or the applicable percentage interest thereof in the case of a transfer of a part of an Interest).

                  (g) If distributions under this Agreement are insufficient to return to any Member the full amount of such Member's capital contributions to the Company, such Member shall have no recourse against any other Member or Manager.

                  (h) The amount of any drawing(s) pursuant to a Project Guarantee provided pursuant to the terms of the Letter of Support shall be treated as a capital contribution to the Company by the Member(s) in proportion to their respective interests in the Project Guarantee in question. The amount of any drawing(s) pursuant to a Project Guarantee provided pursuant to the terms of any Project Document shall be treated as a capital contribution to the Company by the Member(s) in proportion to their respective interests in the Project Guarantee in question if, and only if, the Lenders permit such treatment and the Company elects to have such draw(s) receive such treatment.

         Section 3.04. Return of Capital and Waiver of Partition. No Member shall have the right to demand or receive from the Company any return of capital contributions made pursuant to this Agreement, except with respect to distributions during the term of this Agreement or upon dissolution of the Company. No Member has the right to demand and receive any distribution from the Company in any form other than cash. Except as provided in Section 4.06(a), each Member hereby waives and renounces any right to seek a court decree of dissolution or partition against, or to seek the appointment by a court of a liquidator for, the Company or its property.

         Section 3.05. Advances. Any Member may make advances to the Company, if a majority of the Managers believes such advances are reasonably necessary. However, no Member shall be obligated or required to make advances to the Company. Advances (and if a majority of the Managers has approved the rate of same, interest thereon) shall be repayable out of available Net Cash Flow prior to any distributions pursuant to Section 6.01 of this Agreement. Any advances made to the Company pursuant to this Section 3.05 shall be made upon commercially reasonable terms and conditions.


                                    ARTICLE 4
                          RIGHTS AND DUTIES OF MEMBERS

         Section 4.01. Limited Liability. No Member shall be personally liable for any debts, liabilities or obligations of the Company; provided that each Member shall be responsible (i) for the making of any contribution to the capital of the Company required to be made by such Member pursuant to the terms of this Agreement, and (ii) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Act.

         Section 4.02. Project Guarantees. Each Member shall provide, fund and be responsible for its Project Guarantee Share of any Project Guarantee provided, and/or required to be provided, by the Company after the date of this Agreement pursuant to the Letter of Support, the Shareholders' Agreement, as the same may be amended from time to time, or any Project Document. The failure of a Member to provide and fund its Project Guarantee Share of any Project Guarantee shall constitute a material breach of this Agreement.

         Section 4.03. Management of Company. The Company's business shall be managed and controlled through the Managers appointed by the Members in accordance with Section 5.01 and otherwise in accordance with the terms of this Agreement.

         Section 4.04. Member Approval. Notwithstanding (i) the general authority of the Managers under Section 5.02, or (ii) any contrary provision of the Development Agreement, the following matters (and only the following matters) shall require the unanimous approval of the Members:

                  (a)      any amendment of this Agreement;

                  (b) any merger or consolidation of or involving the Company;

                  (c) any lease, sale, exchange, conveyance or other transfer or disposition of all, or substantially all of the assets of the Company (except that any pledge or grant of a security interest in the assets of the Company in connection with the financing of the Project shall be within the authority of the Managers);

                  (d) engaging in a business other than as provided for by this Agreement;

                  (e) the assignment of any of the property of the Company in trust for the benefit of creditors, or the making or filing, or acquiescence in the making or filing by any other person, of a petition or other action requesting the reorganization or liquidation of the Company under bankruptcy law;

                  (f) a determination to continue the business of the Company after the occurrence of a dissolution event;

                  (g) the procurement of products or services from entities controlling, controlled by or under common control with the Managers, the Members or their affiliates; and

                  (h) the volitional sale of any of the capital stock of FKPC then owned by the Company, provided, however, that a sale of any shares of the capital stock of FKPC pursuant to the provisions of Sections 10.h.(iii) or 10.k.(ii)(V) of the Development Agreement shall not be subject to this Section 4.04.

         Section 4.05. Tax Matters Partner. The Tax Matters Partner of the Company within the meaning of I.R.C. Section 6231(a)(7) shall be SKLLC; provided, however, that if such person would not be treated as a party to the proceeding within the meaning of Section 6226(c) and (d) of the Code for any taxable year involved in a partnership proceeding, then the Tax Matters Partner for such year shall be the Member who has the largest interest in the Company at the time the Notice of Final Partnership Administrative Adjustment is received who would be treated as a party to the proceeding for such year.

         Section 4.06.     Members Right to Terminate.

                  (a) Upon an adjudicated breach of the terms of this Agreement by a Member, the non-breaching Member may, at its option, (i) treat such material breach as the resignation of the breaching Member, or (ii) terminate this Agreement and initiate the liquidation of the Company, provided that the non-breaching Member shall first have provided the breaching Member and the Company with written notice of the material breach, and the breaching Member or the Company shall have failed to cure such material breach within 90 days after receipt of such written notice.

                  (b) The provision of the rights in Section 4.06(a) does not preclude a Member from exercising other remedies that are available at law, before, at the same time or following the exercise of rights under Section 4.06(a). Remedies are cumulative, and the exercise of, or failure to exercise, one or more of them by a Member shall not limit or preclude the exercise of, or constitute a waiver of, other remedies by such Member.


                                    ARTICLE 5
                                    MANAGERS

         Section 5.01.     Appointment of Managers.

                  (a) Notwithstanding any contrary provision of the Development Agreement, SKLLC shall designate three (3) Managers to act on its behalf in the management and operation of the Company, and ARS-K shall designate two (2) Managers to act on its behalf in the management and operation of the Company. Such designation by a Member shall be effective upon delivery by a Member to the other Member of a writing setting forth the name(s) of the person(s) who shall act as Manager on behalf of such Member.

                  (b) Each Member may remove a Manager designated by it at any time, with or without cause. Such removal shall be effective upon delivery by the Member removing a Manager to the other Member(s) of a notice identifying the Manager to be removed, stating that such Manager is to be removed, the effective date of the removal (if no effective date is specified, the removal shall be effective upon the date of delivery of the notice), hereinafter, the "Effective Date", and naming the person who will replace the removed person as a Manager, as of the Effective Date.

                  (c) A Manager may resign at any time by written notice to the Members. In the event that there is a vacancy in the position of a Manager, such vacancy shall be filled by the designee named by (i) SKLLC if such vacancy is due to the resignation of one of the SKLLC designees, or (ii) ARS-K if such vacancy is due to the resignation of one of the ARS-K designees.

         Section 5.02.     Approval of Company Actions.

                  (a) Except as otherwise provided in this Agreement or in the Act, all matters relating or pertaining to the Company, its operation or its business shall be determined by approval thereof by a majority vote of the Managers either at a meeting duly held or by a written consent duly executed in accordance with the terms of this Agreement, and the power to act for or to bind the Company shall be vested exclusively in the Managers.

                  (b) The Managers shall, in good faith, cause the Company to resist any action or proposed action on the part of a third-party which would adversely impact the Interest of any Member disproportionately when compared to its impact upon the Interest of any other Member in the Company, provided (i) that the Managers designated by the disproportionately impacted Member shall have given to the other Managers reasonable advance written notice describing, with particularity, such disproportionate impact, (ii) that such good faith endeavors shall not include actions or measures which, in the reasonable judgment of the Managers designated by any Member, are deemed to compromise or impact negatively either the viability of the Project or such Member's Interest in the Company, or are inconsistent with (or would produce results which are inconsistent with) the applicable provisions of any Project Document, (iii) that nothing in this Agreement shall be construed to impose any obligation upon any Member (or Manager appointed by such Member) to represent or advance any view other than the individual economic interest or view of such Member in connection with the negotiation, development, drafting or execution of any Project Document, and (iv) that the provisions of this Section 5.02(b) shall not apply in the case of a proposed Section 10. FKPC Stock Sale.

                  (c) The Managers shall, in good faith, cause the Company to implement the provisions of Sections 10(h)(iii) (if required by ARS-K) and/or 10(k)(ii)(V) of the Development Agreement, subject to the provisions of Section 10(l) of the Development Agreement, and the Company shall instruct all Members of the Board of Directors of FKPC nominated by the Company to vote in favor of such implementation, provided, however, that nothing contained in this Section 5.02(c) shall cause (i) the Minimum SKLLC Percentage , or (ii) the NFGC Percentage to be or become less than the highest applicable minimum amount or percentage, respectively, (if any) set forth in the Project Documents.

                  (d) SKLLC hereby grants ARS-K and the Managers designated by ARS-K a proxy to vote SKLLC's Interest in the Company as respects (i) the "agreement of the Parties", and (ii) the selection of the "independent consultant appointed by the Parties" referred to in the first sentence of
Section 2.2.5. of the Shareholders' Agreement, provided, however, that the Company shall, in no event, be, become, or be deemed to be responsible to any entity for an amount in excess of 48.19% of the "Determined Value" referred to in Section 2.2.5. of the Shareholders' Agreement.

                  (e) The Managers shall have the power and authority to execute and deliver contracts, instruments, filings, notices, certificates and other documents on behalf of the Company, and shall have power and authority to take such other action on behalf of the Company as a majority of the Managers deems, in good faith, to be reasonably necessary or appropriate to defend, protect, preserve and maintain the interests of the Company, as such interests may be impacted by any provision or combination of provisions of any one or more of the Project Documents. Except as otherwise required by applicable law, any such contract, instrument, certificate or other document shall require the signature of any three (3) Managers or the signature of such officer, employee or agent to whom authority has been delegated by a majority of the Managers, and copies thereof shall be provided to the Members as soon as practicable after the same shall have been executed on behalf of the Company.

         Section 5.03. Meetings of Managers. Meetings of Managers may be held in person or by means of telephonic or video communication and shall be held upon request of any Manager. Notice of a meeting shall be given to each Manager by the Manager requesting the meeting at least seventy-two hours prior to the time of the meeting. Three (3) Managers present at or participating in a meeting shall constitute a quorum.

         Section 5.04.     Actions by Written Consent.

                           (a)      Subject to the  provisions of subsection
(b) of this Section 5.04, any action may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by at least three (3) of the Managers. Any written action may be executed in counterparts and transmitted and executed via facsimile.

                           (b)      Prior to any Manager  signing a writing
described in Section 5.04(a) of this Agreement, each Manager shall be provided (via facsimile or otherwise) as nearly simultaneously as may be practicable with a writing setting forth the action proposed to be taken and shall, insofar as may be practicable, be afforded an opportunity to consult with the other Managers with respect to such proposed action.

         Section 5.05. Reports. The Managers shall cause to be prepared and kept at the principal office of the Company and/or distributed to the Members records and reports in accordance with the requirements of the Act. Further, the Managers shall cause copies of all financial and other reports concerning the Project to be distributed to the Members as soon as practicable after receipt thereof by the Company.

         Section 5.06. Compensation; Reimbursement of Expenses. The Managers shall not receive compensation for services rendered to the Company but shall be reimbursed for any expense properly incurred on behalf of the Company.

         Section 5.07. Books of Account. The Company's books and records shall be maintained by the Managers and shall reflect clearly and accurately all transactions and other matters relative to the Company's business as are usually entered into books and records of account maintained by persons and entities engaged in businesses of a like character. The Managers shall cause summaries of the Company's financial condition to be provided to the Members quarterly.

         Section 5.08. Bank Accounts. The Company's funds and investments shall be held in one or more bank or other accounts, including brokerage or other investment accounts, established in the name of the Company, as determined by the Managers. Funds may be withdrawn from the Company's accounts upon the signature of any officer, employee or agent to whom authority to do so has been delegated by the Managers.

                                    ARTICLE 6
                          DISTRIBUTIONS AND ALLOCATIONS

         Section 6.01. Distribution of Net Cash Flow. Except as otherwise provided in Sections 9.03 or 9.04 hereof, the Managers shall cause all of the Company's Net Cash Flow to be distributed from time to time, first: to the Members to recover fees and costs as provided in Sections 12 and 13 of the Development Agreement, and; second, to the Members in accordance with their respective interests in the Net Cash Flow as provided in Section 10(f) of the Development Agreement, adjusted as provided in sub-sections 10(h), 10(i), 10(j) and 10(k) of the Development Agreement.

         The Mangers shall cause the Net Cash Flow to be distributed by the Company no less frequently than quarterly, to the extent available, and, subject to the restrictions in the Project Documents, may make such distributions more frequently so long as doing so will not impair the working capital of the Company.

         Section 6.02. Allocation of Taxable Net Income and Loss. The taxable net income, loss, gains, deductions and credits of the Company shall be allocated between the Members in accordance with the Member's respective interests in the Net Cash Flow of the Company as provided in sub-section 10(f) of the Development Agreement, adjusted as provided in sub-sections 10(h), 10(i), 10(j) and 10(k) of the Development Agreement, all of the foregoing to be in conformity with standard federal income tax accounting principles consistently applied. Notwithstanding the foregoing; (i) the gain or loss realized by the Company upon a sale of all or substantially all of the assets of the Company as provided in Section 9.03 hereof shall be allocated equally between the Members; and (ii) the gain on a Section 10. FKPC Stock Sale shall be allocable solely to SKLLC.

         Section 6.03. Tax Matters Handled by the Company. The Managers, acting on behalf of the Company pursuant to the direction(s) of a majority of the Managers, shall have full authority to negotiate with, to conclude agreements with or to refuse to agree with any taxing authorities as to the taxable income of the Company for any taxable period and any determination of such taxable income shall be binding upon the Members each of whom individually shall be liable to pay any additional tax and interest or entitled to receive any refund and interest resulting from such determination. The Company shall not be responsible for any loss or damage to any Member, as a result of any such determination or failure to arrive at a determination. The Company may also make such elections including, without limitation, an election under Section 754 of the Code, as the Managers may determine.


                                    ARTICLE 7
                         CHANGES IN MEMBERS OR INTERESTS

         Section 7.01. New Members. New Members may be admitted to the Company on terms unanimously approved by all Members and upon signing a counterpart of this Agreement, as the same may have been amended or supplemented from time to time.

         Section 7.02. Transfer Restrictions. No Member may sell, assign, encumber, pledge, grant a security Interest in, or otherwise dispose of, voluntarily or involuntarily, in whole or in part, its Interest in the Company without the prior written consent of all Members (which said consent shall not be unreasonably withheld or delayed) and any attempt to do so without such consent shall be void and of no force and effect.

         Section 7.03. Bankruptcy of a Member. In the event of a Bankruptcy (as defined in the Act) of a Member, such Member shall cease to be a Member of the Company.

         Section 7.04. Resignation of a Member. A Member may resign at any time upon, and effective as of the end of, not less than six (6) months prior written notice to the Company at its principal place of business and to each of the remaining Members. Unless the resignation of a Member constitutes a dissolution event under Section 9.01(a) of this Agreement, the resigning Member shall not be entitled to any distribution or payment as a result or by virtue of such resignation pursuant to Section 18-604 of the Act or otherwise, until such time as the Company is liquidated, and then only as provided for in, and pursuant to,
Section 9.03(d) of this Agreement ("Resignation Distribution").


                                    ARTICLE 8
                                 INDEMNIFICATION

         Section  8.01.  Indemnification.  The Company will  indemnify  and hold harmless the Members, and their officers, directors, employees, agents, shareholders, parents, partners and equity holders, the Managers and officers of the Company (each an "Indemnified Person") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys fees and charges) judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether the Indemnified Person continues to be in such capacity at the time any such liability or expense is paid or incurred, if (i) the Indemnified Person acted in good faith and in a manner it or he reasonably believed to be consistent with the provisions of this Agreement and in, or not opposed to, the interests of the Company, and, with respect to any criminal proceeding, has no reason to believe his conduct was unlawful, and (ii) the Indemnified Person's conduct did not constitute actual fraud, gross negligence or willful misconduct.

         Section 8.02. Expenses. Expenses incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding subject to Section 8.01 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified as authorized in Section 8.01. The indemnification provided by
Section 8.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnified Person.

         Section 8.03.     Development  Agreement Section 18.i.  Litigation.
It is expressly  understood  and agreed that none of the  provisions of Sections
8.01 or 8.02 of this Agreement shall apply in the case of, or with respect to, litigation referred to in Section 18.i. of the Development Agreement.
                                    ARTICLE 9
                           DISSOLUTION AND ASSET SALES

         Section 9.01. Events of Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

                  (a) the resignation, Bankruptcy (as defined in the Act) or dissolution of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Act (but excluding a termination of membership resulting from a transfer of a Member's entire Interest in accordance with Section 7.02), unless, in any such event, the business of the Company is continued by the written consent of each remaining Member within ninety (90) days following the occurrence of any such event;

                  (b) the sale of all or substantially all of the Company's assets;

                  (c) the sale of all of the capital stock of FKPC then owned by KPP;

                  (d)      the sale of the Complex by FKPC;

                  (e) FKPC's distribution to its shareholders of the net proceeds of insurance attributable to the physical destruction of substantially the entire Complex under circumstances where the Complex is not restored or rebuilt;

                  (f) any event which definitively terminates the operations of FKPC;

                  (g) the unanimous written agreement of the Members to dissolve the Company; or

                  (h)      the end of the fixed term of the Company.

         Section 9.02. Winding Up. Upon dissolution of the Company, a majority of the Managers, or if there are no Managers, the Members, shall designate a person, who may be one of the Managers or the Members, to wind up the affairs of the Company (herein referred to herein as the "Liquidator"). The Liquidator shall proceed to wind up the business and affairs of the Company in accordance with the terms of this Agreement and the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid the undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up. Following the completion of the winding up of the affairs of the Company and the distribution of its assets, the Company shall be deemed terminated and the Liquidator shall file a certificate of cancellation in the office of the Secretary of State of the State of Delaware as required by the Act.

         Section 9.03. Distribution on Liquidation or the Sale of All or Substantially All of the Company's Assets. Upon the sale of all or substantially all of the assets of the Company, or in connection with the winding up of the Company, the assets of the Company shall be distributed in accordance with the following priority:

                  (a) First, to creditors, including Members and Managers who are creditors (other than by reason of the operation and effect of Section 18-601 of the Act) to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

                  (b) Second, to the Members to the extent of their then respective unsatisfied entitlements (if any) under the provisions of Sections 12 and 13 of the Development Agreement, in the order of priority set forth in
Section 13 of the Development Agreement.

                  (c) Third, to the Members in satisfaction of liabilities for distributions under Section 18-601 of the Act;

                  (d) Fourth, to former Members in satisfaction (without interest) of liabilities for distributions under Section 18-604 of the Act, computed on the basis of the resigning Member's percentage interest in the Net Cash Flow distribution next preceding the effective date of such Member's resignation;

                  (e) Fifth, to the Members in proportion to their respective capital account balances, to the extent the same are positive, up to the full amount thereof (after giving effect to adjustments to capital accounts through the date of distribution); and

                  (f) all remaining assets shall be distributed in equal shares to SKLLC and ARS-K, unless either of them shall be entitled to a Resignation Distribution pursuant to Section 9.03(d) of this Agreement, in which event, one hundred (100%) percent of the remaining assets shall be distributed to such of them as shall not be entitled to a Resignation Distribution.

         Section 9.04 Distribution of Net Proceeds of Section 10. FKPC Stock Sale. In the event of a Section 10. FKPC Stock Sale, one hundred (100%) percent of the net proceeds of such sale shall be distributed to SKLLC. SKLLC shall be responsible for any taxes which are levied against the Company, any of its Members, or any of its Members' owners in connection with, or as a direct result and consequence of, a Section 10. FKPC Stock Sale.

                                   ARTICLE 10
                                     GENERAL

         Section 10.01. Amendment. This Agreement may be amended only by a written agreement signed by each of the Members. Any waiver of any of the terms thereof shall be effective only for the instance for which it is given and shall not constitute a waiver of a subsequent occurrence or of any other provision hereof.

         Section 10.02. Notices. Any notice under the provisions hereof shall be in writing and shall be deemed given when delivered in person, via messenger or facsimile transmission to, or deposited in the United States mails, postage prepaid, addressed as follows:

         If to SKLLC:     c/o Sceptre Power Company
                          Suite 1200
                          6 Hutton Centre Drive
                          Santa Ana, California 92707
                          Facsimile: 714-546-1801

         If to ARS-K:     ARS Kabirwala Limited Partnership
                          2 Laurel Avenue
                          Wellesley, Massachusetts 02181
                          Facsimile: 617-235-2313

         Section 10.03.    Binding   Agreement.   This   Agreement   shall   be
binding upon the executors, administrators, estates, heirs and legal successors of the parties hereto.

         Section 10.04. Governing Law. This Agreement and all questions arising hereunder shall be determined in accordance with the law of Delaware.

         Section 10.05. Severability. If any term or other provision of this Agreement shall be declared to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to this Agreement. Upon any binding determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be effected to the full extent possible.

         Section 10.06.    The Development Agreement.

                  (a) The Development Agreement is not incorporated herein and shall survive the execution and entry into force of this Agreement.

                  (b) The parties expressly acknowledge and agree that, after the execution and entry into force of this Agreement, (i) the provisions of Sections 2 and 3.a. of the Development Agreement shall have no further force or effect, and (ii) the provisions of Section 3.b. of the Development Agreement shall be suspended unless and until the Lenders' requirement that the members of the FKPC Board of Directors nominated by the Company shall be senior officers of National Fuel Gas Company shall have become inoperative due to (A) the occurrence of the Release Date (as that term is defined in the Project Documents), or (B) the Lenders' written withdrawal of such requirement.

                  (c) While  preserving  the sub-loan  calculation  provision of
Section 10.k.(ii) of the Development Agreement, the parties expressly acknowledge and agree that the provisions of Sections 10.d., 10.e.(ii), and 10.k.(i) of the Development Agreement became inoperative prior to the execution of this Agreement, given the Lenders' posture relative to sub-loans of the type therein referred to.

                  (d) The parties expressly acknowledge and agree that, for all purposes relevant under the Development Agreement, they have "determined prior to Financial Closing that the Tax Rate will be different" and that the said "Tax Rate" will have "change[d] prior to Financial Closing" (as the quoted phrases are used in Section 10.k. of the Development Agreement), in the event that Horizon Energy Development, Inc., the Managing Member of SKLLC ("Horizon"), shall fund any portion of the Equity Investment prior to Financial Closing. Further, the parties expressly acknowledge and agree that, in the event that Horizon shall fund any portion of the Equity Investment prior to Financial Closing, Section 10.k.(iii) of the Development Agreement shall be without force or effect from and after the date on which Horizon funds the initial installment of the Equity Investment.

                  (e)  Without  thereby  implicating  either the  provisions  of
Section 10.h.(i) of the Development Agreement or the Section 10.h.(i) Contribution, the parties expressly acknowledge and agree that, for the purposes of Section 10.k.(ii)(B) of the Development Agreement, any reduction of the
Equity Commitment pursuant to Section 10.k.(ii)(III) of the Development Agreement will cause the Equity Commitment to be reduced to a level below that which is acceptable to SPC, SKLLC and Horizon.

                  (f) The parties expressly acknowledge and agree that, for all purposes relevant under the Development Agreement, the term "Shareholders' Agreement" as therein used shall include any Project Document which supplements, amends, restates, supersedes, or replaces the said "Shareholders' Agreement", in whole or in part. In this connection, SKLLC agrees, subject to its sole, good faith, individual discretionary judgment concerning the risks and the opportunities for success attendant thereon, to attempt to resist (and, insofar as practicable, afford ARS-K an opportunity to resist) any effort on the part of a third-party to eliminate, through any such Project Document, the entitlement provided for in Section 2.2.5. of the Shareholders' Agreement between Fauji Foundation and KPP Investment, L.L.C. dated June 12, 1994, provided that ARS-K shall have given SKLLC reasonable advance written notice describing such effort with particularity.

                  (g) The parties expressly acknowledge and agree that, for the purposes of Section 10.l.(v) of the Development Agreement, the terms
"Implementation Agreement" and "Financing Documents" as therein used shall include any Project Document which supplements, amends, restates, supersedes, or replaces the said "Implementation Agreement" or "Financing Documents", in whole or in part.

                  (h) The parties (i) agree that Section 10.m. of the Development Agreement shall be and that the same hereby is amended by deleting from the first sentence thereof the parenthetical reference following the acronym "KPP"; and (ii) expressly acknowledge that the provisions of this Agreement appropriately implement and accordingly satisfy all of the provisions of Section 10.m. of the Development Agreement which follow the first sentence of that sub-section.

                  (i) The parties expressly acknowledge and agree that the "non-PIDC Costs" referred to in Section 11.c. of the Development Agreement equal $337,361.

                  (j) The parties expressly acknowledge and agree that they have agreed, and hereby confirm their agreement, that, as respects the "Other INTRAG Funded Costs" referred to Section 11.d. of the Development Agreement, (i) such costs amount to $0.00 unless INTRAG and/or ARS-K shall have provided SPC the "OIFC List" referred to in Section 11.d. of the Development Agreement on or before June 30, 1996, and (ii) such costs shall in no event exceed $50,000.

                  (k) The parties expressly acknowledge that they have agreed, and hereby confirm their agreement, as follows:

                           (i)              No amount is due INTRAG or ARS-K in
respect of the "PIDC" referred to in the Development Agreement unless and until the conditions set forth in P. 5 of the Side Agreement dated June 12, 1994 by and between SPC and INTRAG have been satisfied, in which event, the parties hereby acknowledge and confirm that said "PIDC" shall equal $248,000;

                           (ii)             The "Interim Costs"  referred to in
the Development  Agreement shall in no event exceed the sum of $116,503;

                           (iii)    The SPC  development  costs eligible for
reimbursement in accordance with the provisions of the third sentence of Section 12.a. of the Development Agreement amount to $657,624, as respects the period September 1, 1993 through April 30, 1994;

                           (iv)             With  respect to the "Time and
Overhead Charges" referred to in the Development Agreement, the "Time and Overhead Charges" reimbursable to ARS-K in respect of the period through May 31, 1994 equate to $1,449,875, and the "Time and Overhead Charges" reimbursable to SPC in respect of the period through May 31, 1994 equate to $271,375;

                           (v)              The "Non-PIDC  Costs" referred to in
the Development Agreement equate to $337,361; and

                           (vi)             The "O'Brien Cost Recovery"
referred to in the Development Agreement equates to $183,549.

                  (l) The parties expressly acknowledge and agree that, in the event of a conflict (or claimed conflict) between any provision of this Agreement or any provision of the Development Agreement, on the one hand, and any provision or combination of provisions of any Project Document(s), on the other hand, the provisions of the Project Document(s) shall govern.

                  (m) As respects the continued development of the Project, the parties hereby expressly acknowledge, confirm and ratify the provisions of
Section 18.j. of the Development Agreement, and further expressly acknowledge that they have equal access to the Lenders and to drafts of the Project Documents.

                  (n) The parties expressly acknowledge that, except in the event and to the extent of a Section 10.h.(i) Contribution, ARS-K's interest in the Project and its Interest in the Company is a "carried interest" and that therefore and in light of the provisions of Section 10. of the Development Agreement, the interests of the Members in the Project and the Interests of the Members in the Company may, from time to time, be at variance with each other. Under these circumstances, the parties acknowledge and confirm that neither SKLLC nor the Managers appointed by SKLLC shall be obligated to act or refrain from acting (or to cause the Company to act or to refrain from acting) in any particular manner or in a manner inconsistent with SKLLC's economic interest, solely because SKLLC controls the Company's Board of Managers, provided, however, that this sentence shall not relief SKLLC of any contractual obligation under this Agreement, the Development Agreement, or any other agreement executed by SKLLC and ARS-K on or after the date first above written.

         Section 10.07.    Claims.

                           (a)      No Member or Manager  appointed  by such
Member, and no affiliate or officer, director, employee, agent, attorney, shareholder, parent or partner of such Member or affiliate (hereinafter, the "Acting Entity") shall be liable to any other Member or Manager appointed by such Member or affiliate or officer, director, employee, agent, attorney, shareholder, parent or partner of such Member or affiliate in respect of any action taken or omitted in good faith by the Acting Entity and in the reasonable belief that such action or inaction was consistent with the provisions of this Agreement and in, or not opposed to, the interests of the Company.

                           (b)      In the event of  litigation  between  the
parties hereto arising out of or in connection with this Agreement, the reasonable attorneys' fees and costs (including the costs of and attorneys' fees in connection with an appeal) of the party prevailing in such litigation shall be paid by the other party.

         Section 10.08. Lender Minimum Requirements. Neither SKLLC nor any Manager appointed by SKLLC shall seek to increase the NFGC Percentage or the Minimum SKLLC Percentage above their respective highest minimum levels set forth, from time to time, in any Project Document.

         Section 10.09. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Delivery of an executed agreement to the other party by facsimile transmission shall constitute execution of a counterpart of this Agreement.


         IN WITNESS WHEREOF the undersigned have caused this Limited Liability Company Agreement of KPP Investment, L.L.C. to be executed by their duly authorized officers as of the day and year first above written.

                               ARS KABIRWALA LIMITED PARTNERSHIP

                               By: ARS Kabirwala Corporation
                               Its: General Partner

                               By: /s/ Tafweez E. Chauhan
                                  --------------------------------------------
                               Its: President


                               SCEPTRE KABIRWALA, L.L.C.

                               By:  /s/ Ken Ross
                                  --------------------------------------------
                               Its: Manager